EXHIBIT 8.1

List of Subsidiaries

Subsidiary / Consolidated Entities	Jurisdiction of incorporation or organization
Farmmi International Limited	Hong Kong
Farmmi USA Inc	California
Farmmi (Hangzhou) Enterprise Management Co., Ltd	People’s Republic of China
Lishui Farmmi E-Commerce Co., Ltd	People’s Republic of China
Zhejiang Yitang Medical Service Co., Ltd	People’s Republic of China
Zhejiang Yiting Medical Technology Co., Ltd	People’s Republic of China
Farmmi (Hangzhou) Health Development Co., Ltd	People’s Republic of China
Zhejiang Farmmi Healthcare Technology Co., Ltd	People’s Republic of China
Jiangxi Xiangbo Agriculture and Forestry Development Co. Ltd	People’s Republic of China
Yudu County Yada Forestry Co., Ltd	People’s Republic of China
Zhejiang Farmmi Ecological Agricultural Technology Co., Ltd	People’s Republic of China
Zhejiang Suyuan Agricultural Technology Co., Ltd	People’s Republic of China
SuppChains Group Inc	California
SuppChains Transport Inc	California
SuppChains Oak Inc	New Jersey
Bluesage Marketing Inc	California